Exhibit 14

This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

Anexo 5.6.5.1(II) ao Aditamento do PRJ Original do Grupo Oi

TERM SHEET FOR U.S. DOLLAR DENOMINATED LOAN FACILITIES

This Term Sheet reflects the main commercial terms and conditions incorporated in an updated version of the judicial reorganization plan of the Oi Group (“Amended RJ Plan”), which was originally filed with the 7th Business Court of the Judicial District of the Capital of Rio de Janeiro, Brazil on September 5th, 2016 (“Bankruptcy Court”), within the Oi Group’s judicial reorganization proceeding pending before the Bankruptcy Court under No 0203711-65.2016.8.19.0001.

PARTIES

Borrower:	Brasil Telecom Comunicação Multimídia S.A. (“BTCM”)
Lenders:	[List of current lenders to be inserted]
Agent:	[TBD] (together with the Lenders, the “Finance Parties” and each a “Finance Party”)
Group:	The Borrower and all its subsidiaries

TERM LOAN FACILITIES

Facility:	Multi-tranche term loan facilities
Tranches:

Two US Dollar tranches, one corresponding to 1/3 of the Amount and destined to repay the equivalent portion of the respective Lender´s portion at the correspondent Refinanced Facility Agreement (as defined in Appendix 1 (Refinanced Facility Agreements) (the “Refinancing Tranche”) and another corresponding to 2/3 of the Amount for a new line of credit (the “Covered Tranche”).

Amount:	Principal amount of up to USD [TBD]
Final Maturity Date:	The 10th anniversary of the date of the facility agreement.
Purpose:

The Refinancing Tranche will be used to refinance the outstanding amounts due under the Refinanced Facility Agreements.

The Covered Tranche will be used for the purchase of equipment and services in accordance with the Supply Contracts.

 “Supply Contracts” means collectively, any commercial contracts entered into or to be entered into between the Supplier and the Borrower and/or its Affiliates from time to time in connection with the procurement and purchase by the Borrower and/or its Affiliates from the Supplier of equipment, goods, software and related services, and a “Supply Contract” means any one of them.

“Supplier” means the supplier of equipment, goods, software and related services financed by the Lenders.

“Supplier’s Certificate” means a certificate in prescribed form or in a form as may be approved by the Lenders, issued prior to a Utilisation.

Utilisation

(a)       Covered Tranche: drawings under the Covered Tranche shall be disbursed directly to the Supplier (in accordance with the terms of the Supply Contract(s)), or reimbursed to the Borrower (as applicable); and

(b)       Refinancing Tranche: drawings under the Refinancing Tranche shall be disbursed directly to the nominated account of the exiting lender(s) under the Refinanced Facility Agreements (as set out in Appendix 1).

Availability Period	The Facility shall be available for drawing from and including the date of the Facility Agreement to and including the date falling three years from the date of the Facility Agreement.
Repayment:

Bullet payment on the 10th anniversary of this agreement.

Provided that if any scheduled interest or principal payment date is not a business day, the payment will be made on the next succeeding business day. No interest will accrue as a result of this delay in payment.

Voluntary Prepayment:

Loans may be prepaid in whole or in part on 30 days' prior notice.  Any prepayment shall be made with accrued interest on the amount prepaid and without premium or penalty whatsoever.

Any amount prepaid may not be redrawn and shall be applied against scheduled repayments in inverse chronological order.

PRICING

Agency Fee:	To be set out in an agency fee letter.
Margin/Interest on Loans:	1.00% p.a.
Interest Period for Loans:	6 months or any other period agreed between the Borrower and the Lenders (in relation to the relevant Loan).
Payment of Interest on Loans:

After the execution of the Facility, interest shall accrue on the new principal outstanding amount and shall be paid on a semi-annual basis. Such cash-pay interest shall be payable every 6 months counting from the day of execution of the month of each Interest Period.

OTHER TERMS

Documentation:

The Facility will be made available under a facility agreement (the “Agreement”) based on the current recommended form of single currency unsecured syndicated facility agreement for use in Export Finance of the LMA.

Prepayment and Cancellation:

(a)          Illegality

If, at any time, it is or will become unlawful for any Lender to make or obtain funding for any part of an advance or for any Finance Party to perform its obligations under the Agreement, any other Finance Document or any participation agreement, the affected party shall, promptly after becoming aware of the same, deliver to the Borrower through the Agent a notice to that effect and its commitment shall be immediately cancelled and the Borrower shall repay all Loans of such Lender on the next repayment date.

For the avoidance of doubt, the term “unlawful” shall include, without limitation, non-compliance with any rule or regulation imposed by a relevant governmental or regulatory authority in relation to applicable “know your customer” requirements, where such non-compliance is in respect of the Borrower or any permitted successor, transferee or assign thereof and is due to the Borrower’s failure to provide the documentation or other evidence required to satisfy such applicable “know your customer” requirements promptly following a request from the Agent in accordance with the Agreement.

(b)          Increased Costs, Tax Gross Up and Tax Indemnity

The Borrower may (at its discretion) give the Agent not less than 10 Business Days’ prior notice and cancel a Loan and prepay that relevant Lender that makes a claim under these provisions. Such payment shall be shall be applied against scheduled repayments in inverse chronological order.

“Asset Sale” means any sale, conveyance, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Borrower, including any disposition by means of a merger, spin-off, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(i)               any shares of Capital Stock of the Borrower (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Borrower);

(ii)             all or substantially all of the assets of any division or business operation of the Borrower; or

(iii)           any other property or assets of the Borrower outside of the ordinary course of business of the Borrower.

Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales:

(iv)           the disposal of any of the assets listed in Appendix 2;

(v)             a disposition by a member of the Group to the Borrower or by the Borrower to a member of the Group or between members of the Group;

(vi)           the sale of property or equipment that, in the reasonable determination of the Borrower, has become worn out, obsolete, uneconomic or damaged or otherwise unsuitable for use in connection with the business of the Borrower or any member of the Group;

(vii)          the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to the Agreement;

(viii)        (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the IRS Code, or any comparable or successor provision, any exchange of like property for use in a Permitted Business;

(ix)            an issuance of equity interests by a member of the Group to the Borrower or by the Borrower to a member of the Group;

(x)             sales, leases, sub-leases or other dispositions of products, services, equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(xi)            a disposition to the Borrower or a member of the Group (other than a Receivables Subsidiary), including a Person that is or shall become a member of the Group immediately after the disposition;

(xii)          sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Restricted Subsidiary;

(xiii)        dispositions in connection with a Security permitted under the Clause 1.4 (Negative pledge);

(xiv)        dispositions of receivables and related assets or interests in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(xv)          foreclosures on assets, transfers of condemned property as a result of the exercise of eminent domain or similar policies (whether by deed in lieu of condemnation or otherwise) and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(xvi)        any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(xvii)       the unwinding of any Hedging Obligations pursuant to its terms;

(xviii)     the sale, transfer or other disposition of “non-core” assets acquired pursuant to an investment or acquisition permitted under the Agreement; provided that such assets are sold, transferred or otherwise disposed of within 6 months after the consummation of such acquisition or investment;

(xix)         any financing transaction with respect to property built or acquired by the Borrower or any member of the Group after the date of the Agreement, including sale and leaseback transactions and asset securitizations permitted by the Agreement;

(xx)          sales, transfers and other dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture agreements and similar binding arrangements;

(xxi)         sales or other dispositions of capacity or indefeasible rights of use in the Borrower’s or in any member of the Group’s telecommunications network in the ordinary course of business;

(xxii)       a sale and leaseback transaction within one year of the acquisition of the relevant asset in the ordinary course of business;

(xxiii)     exchanges of telecommunications assets for other telecommunications assets where the fair market value of the telecommunications assets received is at least equal to the fair market value of the telecommunications assets disposed of or, if less, the difference is received in cash;

(xxiv)     the licensing, sublicensing or grants of licenses to use the Borrower's trade secrets, know-how and other technology or intellectual property in the ordinary course of business to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology any single transaction or series of related transactions that involves;

(xxv)       any transaction or series of related transactions made in accordance with the Reorganization Plan; or

(xxvi)     any transaction or series of related transactions involving property or assets with a fair market value not in excess of 5% of the Consolidated Total Assets as of the end of the most recently completed full-year period for the Borrower’s published financial statements are available.

“Permitted Business” means the business or businesses conducted (or proposed to be conducted) by the Borrower as of the date of this Agreement and any other business reasonably related, ancillary or complementary thereto and any reasonable extension or evolution of any of the foregoing, including, without limitation, any business relating to telecommunications, information technology or transmission, or media content services or products.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower pursuant to which the Borrower may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower), or (b) any other person (in the case of a transfer by a Receivables Subsidiary) or may transfer an undivided interest in or may grant a security interest in, any receivables (whether now existing or arising in the future) of the Borrower and any asset related thereto, including, without limitation, all collateral securing such receivables, all contracts and all guarantees or other obligations in respect of the accounts receivable, proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables.

“Receivables Subsidiary” means a wholly owned Subsidiary of the Borrower (or another Person in which the Borrower makes an investment and to which the Borrower transfers receivables and related assets) which engages in no activities other than in connection with the financing of receivables, which is designated by the Receivables as a Receivables Subsidiary, and which meets the following conditions:

(1)          no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by the Borrower that is not a Receivables Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Borrower (that is not a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (c) subjects any property or asset of the Borrower that is not a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)          with which neither the Borrower nor any member of the Group (that is not a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding (other than Standard Securitization Undertakings);  and

(3)          to which neither the Borrower nor any member of the Group (that is not a Receivables Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary which are reasonably customary in securitization of receivables transactions.

(c)          Voluntary Cancellation

The Borrower may, by giving the Agent not less than 30 Business Days' prior notice, cancel without any additional costs the whole or any part (and if in part being a minimum of USD 5,000,000 and in multiples of USD 500,000) of the Facilities.

Representations:	See Appendix 2 Part 1 (Representations & Warranties).
Information Undertakings:	See Appendix 2 Part 2 (Information Undertakings).
General Undertakings:	See Appendix 2 Part 3 (General Undertakings & Covenants).
Events of Default:	See Appendix 2 Part 4 (Events of Default).
Majority Lenders:	66 2/3% of Total Commitments.
Assignments and Transfers by Lenders:

No claims hereunder and no legal, equitable or other economic interest herein shall be transferred, assigned, contributed, conveyed, or otherwise alienated (in whole or in part), without at least sixty (60) days prior notice to the Borrower and provided that the Code of Ethics of the Oi Group (to be appended to the Agreement) is complied with and that the respective assignment does not involve individuals or legal entities indicated in the list of Office of Foreign Assets Control (OFAC), of the US Department of the Treasury.

A Lender may at any time, without any cost, Increased Costs or creation of additional tax obligations to the Borrower (relative to that in respect of the transferring Lender), assign all or any of its rights and benefits hereunder, or transfer in accordance with the terms of the Agreement all or any of its rights, benefits and obligations hereunder.

Conditions Precedent:	Those standard and customary for this type of facility.
No withholding

Any and all payments of principal and interest in respect of the Facility shall be made without withholding or deduction for any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by Brazil, Japan or any other jurisdiction or political subdivision thereof in which the Borrower is organized or is a resident for tax purposes having power to tax or by the jurisdictions in which any paying agents appointed by the Borrower are organized or the location where payment is made, or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In the event that any such withholding or deduction is required, the Borrower shall pay such additional amounts as additional interest, or additional amounts, as will result in the receipt by the Lenders of such amounts as would have been received by them if no such withholding or deduction had been required.

Miscellaneous Provisions:	The Agreement will contain provisions relating to, among other things, market disruption, breakage costs and indemnities, increased costs, set-off and administration.

Costs and Expenses:

All reasonable and duly documented costs and expenses incurred by the Agent in connection with the preparation, negotiation, printing and execution of the Agreement and any other document referred to in it shall be paid by the Borrower following the date of the Agreement.

Confidentiality:

The Term Sheet and its content are intended for the exclusive use of the Lenders and shall not be disclosed by any Lender to any person other than the Lender's legal and financial advisors for the purposes of the proposed transaction unless the prior written consent of the Borrower is obtained.

Governing Law:	English
Governing Language:	English
Enforcement:	English courts
Definitions:

Terms defined in the current recommended form of single currency unsecured syndicated facility agreement for use in Export Finance of the LMA have the same meaning in this Term Sheet unless given a different meaning in this Term Sheet

Appendix 1

Refinanced Facility Agreements

1.                The USD 229,770,382.59 facility agreement dated 17 July 2018 between the financial institutions listed below as lenders and Oi S.A. – Em Recuperação Judicial as borrower.

•          Banco Santander S.A

•          Crédit Agricole Corporate and Investment Bank

•          Finnish Export Credit Ltd

•          Finnvera plc

•          Credendo – Export Credit Agency

•          MUFG Bank, Ltd. Formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd.

•          HSBC Bank USA, N.A.

2.                The USD 682,901,603.71 facility agreement dated 17 July 2018 between the financial institutions listed below as lenders and Telemar Norte Leste S.A. – Em Recuperação Judicial as borrower.

•          Banco Bilbao Vizcaya Argentaria S.A., London Branch

•          BNP Paribas Fortis SA/NV

•          Finnish Export Credit Ltd

•          Finnvera plc

•          KfW IPEXBank GmbH

•          Nordea Bank AB (publ), Finnish Branch

•          Société Générale

•          Crédit Agricole Corporate and Investment Bank

•          Credendo – Export Credit Agency

•          Export Development Canada

3.                The USD 29,689,623.54 facility agreement dated 26 July 2018 between Nordic Investment Bank as lender and Telemar Norte Leste S.A. – Em Recuperação Judicial as borrower.

4.                The USD 671,479,642.10 facility agreement dated 21 June 2018 between China Development Bank as lender and Telemar Norte Leste S.A. – Em Recuperação Judicial as borrower.

Appendix 2

Part 1
Representations & Warranties

Capitalized terms used below and not otherwise defined herein shall have the meanings ascribed to them in the current recommended form of single currency unsecured syndicated facility agreement for use in Export Finance of the LMA.

The Borrower will make each of the following representations on the date of the Agreement:

1.1          Status

(a)          It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)          It has the power to own its assets and carry on its business as it is being conducted.

(c)          It is not a FATCA FFI or a US Tax Obligor.

1.2          Binding obligations

The obligations expressed to be assumed by it under the Agreement are legal, valid and binding obligations of it, enforceable against it in accordance with the terms hereof, provided that such enforceability may be limited by insolvency laws or similar laws applicable to companies generally.

1.3          Power and authority

(a)          It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)          No limit on its powers will be exceeded as a result of the borrowing or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

1.4          Good title to assets

It has a good, valid and marketable title to, or valid leases or licenses of, and all material and appropriate authorizations to use, the assets necessary to carry on its business as presently conducted.

1.5          Government Approvals

(a)          All consents, licenses, approvals and authorizations of, or registrations, recordations or filings with any Agency necessary for:

(i)           the execution and delivery of the Agreement by it,

(ii)          the performance of its obligations thereunder, and

(iii)        the observation by it of the terms and conditions thereof,

have been duly effected, completed and/or obtained and are in full force and effect, including the electronic registration of the financial terms of the Agreement with the Central Bank of Brazil;

except for:

(A)         the registration of the schedules of payment within the ROF with the Central Bank of Brazil which will enable the Borrower to make remittances from Brazil in order to effect payment of scheduled principal and interest with respect to the Agreement and the fees, expenses, commissions and payments of any finance charge referred to in the Agreement that will not be paid on the date of the entrance of the funds into Brazil (the Schedule of Payments) (which the Borrower shall promptly effect after the entrance of the funds into Brazil),

(B)          the registration of any payment provided for in such ROF earlier than the due date thereof, and

(C)         any further special authorization from the Central Bank of Brazil, which will enable the Borrower to make remittances from Brazil to make payments contemplated in the Agreement not specifically covered by the ROF and the Schedule of Payments.

1.6          Execution of the Agreement

No provision, law, ordinance, decree, instruction or regulation of its country of incorporation, or any Agency, department or instrumentality thereof, no provision of any charter, by-law or similar instrument of it and no provision of any mortgage, deed, contract, bond, undertaking or any agreement or other instrument binding on it or to which it or its assets are subject is or might be contravened by the execution, delivery, performance or observance of the terms and conditions of the Agreement which would be reasonably likely to have a material adverse effect.

1.7          Proper legal form

The Agreement is in proper legal form, and contains no provision which is contrary to Brazilian law, public policy, good morals, or the national sovereignty of, Brazil.

1.8          Non conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)          any law or regulation applicable to it;

(b)          its constitutional documents; or

(c)          any agreement or instrument binding upon it or any of its assets.

1.9          Governing law and enforcement

(a)          In any proceedings taken in its country of incorporation in relation to the Agreement, the choice of English law as the governing law hereof will be recognized and enforced in such country after compliance with such applicable procedural rules and other legal requirements in its country of incorporation to the extent that it does not contravene national sovereignty, good morals or public policy in Brazil.

(b)          Any arbitral award obtained in relation to the Agreement will be recognized and be enforceable by the courts of its jurisdiction of incorporation.

1.10       No immunity

In any proceedings taken in its country of incorporation or England, it will not be entitled to claim for itself or any of its asset immunity from set-off, suit, execution, attachment or other legal process except for the immunity provided under Brazilian law to property of the Borrower that is considered essential for the rendering of public services under any concession or authorization agreements or licenses (bens vinculados à concessão or bens reversíveis).

1.11       Admissibility in evidence

All acts, conditions and things required to be done to make the Agreement legal, valid, enforceable and admissible in evidence in its country of incorporation have been done, fulfilled and performed, provided that for the enforceability or admission in evidence of the Agreement before Brazilian courts:

(a)          the Agreement must be translated into Portuguese by a sworn translator; and

(b)          the following will apply:

(i)           the signatures of the parties signing the Agreement outside Brazil must be notarized by a notary public qualified as such under the laws of the place of signing and the signature of such notary public must be authenticated by a Brazilian consular officer at the competent Brazilian consulate in the timeframe set forth in the Agreement; and

(ii)          the Agreement must be registered with the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the City of Rio de Janeiro, State of Rio de Janeiro, Federative Republic of Brazil.

1.12       Pari passu ranking

Its payment obligations under the Agreement will rank at least pari passu in right of payment with all other unsecured and unsubordinated obligations of it, save those claims which are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

1.13       No filing of stamp taxes

Under the laws of the Borrower’s country of incorporation in force at the date hereof, it is not necessary that the Agreement be filed, recorded or enrolled with any court or other authority in such country or that any stamp, registration or similar tax be paid on or in relation to the Agreement other than payments in connection with (i) Brazilian agencies and the notarization and consularisation of the signatures of persons signing the Agreement outside Brazil, (ii) the registration of the Agreement before the Registry of Deeds and Documents (Registro de Títulos e Documentos) of the City of Rio de Janeiro, State of Rio de Janeiro, Federative Republic of Brazil and (iii) the registration of the financial terms and conditions in respect of the Facilities with the Central Bank of Brazil under the ROF.

1.14       Compliance with laws

It is conducting its business and operations in compliance with all relevant laws and regulations and all directives of any Agency having the force of law applicable or relevant to it, the failure to be in compliance with which would be reasonably likely to have a material adverse effect.

1.15       Private and commercial acts

Its execution of the Agreement constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

1.16       No tax liabilities or disputes

Save as specifically disclosed to the Agent in writing, the Borrower has no unpaid tax liabilities which would be reasonably likely to have a material adverse effect save for those which it is contesting in good faith by appropriate proceedings and in respect of which adequate reserves have been established.

1.17       No misleading information

All written information supplied by the Borrower to any Lender in connection with the Agreement is true, complete and accurate in all material respects as at the date it was supplied and is not misleading in any material respect.  The Borrower makes no representation or warranty as to any expectations, projections or other forward-looking statements furnished to the Lender or the Agent or to the premises on which these expectations, projections or other forward-looking statements were based.  The Borrower undertakes no obligation to update any such information, unless required pursuant to the terms hereunder.

1.19       Environmental laws

(a)          It is in compliance with Clause 1.10 (Environmental compliance) and no circumstances have occurred which could be reasonably expected to have a material adverse effect in the future.

(b)          No Environmental Claim has been commenced or, to the best of its knowledge, is threatened against it where that claim has or is reasonably likely, if determined against it, to have a material adverse effect.

1.20       Taxation

(a)          It has filed, caused to be filed or used reasonable best efforts to file all Tax returns that are required to be filed by it and has paid or caused to be paid all Taxes shown to be due and payable by it on such returns or on any assessment received by it, except to the extent that any such Taxes are being diligently contested in good faith and by proper proceedings and as to which adequate reserves or provisions have been provided.  There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Borrower, threatened by any authority regarding any Taxes relating to the Borrower, except to the extent that (i) any such Taxes, which could reasonably be expected to have a Material Adverse Effect, are fully disclosed to the Lender in writing or in the relevant financial statements, (ii) any such Taxes are being diligently contested in good faith and by proper proceedings, (iii) adequate reserves or provisions have been provided for any such Taxes, and (iv) if adversely decided, any such Taxes could not reasonably be expected to have an immediate Material Adverse Effect.

(b)          It is resident for Tax purposes only in Brazil.

1.21       Deduction of tax

It is not required to make any Tax Deduction (as defined in the Agreement) from any payment it may make under any Finance Document, except for withholding tax as may be imposed on the remittance of payment of interest, fees, commissions and other expenses from Brazil under Brazilian law.

1.22       Application of FATCA

The Borrower shall ensure that it will not become a FATCA FFI or a US Tax Obligor.

1.23       Corrupt practices

It has and none of its directors, officers, employees or agents has:

(a)          paid or received (or entered into any agreement under which it may be paid or receive) any unlawful commission, bribe, pay off or kickback, directly or indirectly, in connection with the Agreement; or

(b)          taken action to influence a procurement process or execution of an agreement, including engaging in collusive practices among bidders designed to establish bid prices at artificial, non-competitive levels, or has otherwise engaged in Corrupt Practices.

1.24       No money laundering

The Borrower and all its branches and subsidiaries, in its home country and abroad, has the means and the internal procedures in place to detect and to intercept money-laundering channels or chains (involving the proceeds of terrorist activities, drug-trafficking, organized crime or others).

1.25       Foreign Assets Control Regulation

None of the execution, delivery and performance of the Agreement nor any of the other Finance Documents, nor its use of the proceeds of the tranches made under the Agreement, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

Part 2
Information Undertakings

Capitalized terms used below and not otherwise defined herein shall have the meanings ascribed to them in the current recommended form of single currency unsecured syndicated facility agreement for use in Export Finance of the LMA.

Annual Statements:

The Borrower shall, no more than 30 days after such statements become publically available, but in any event within 150 days after the end of each of its financial years, deliver to the Agent in sufficient copies for the Finance Parties its financial statements (both consolidated and unconsolidated) for such financial year, prepared in accordance with IFRS and audited by recognized public auditors in Brazil.

Requirements as to Financial Statements:

The Borrower shall ensure that each set of financial statements delivered by it:

(a)          unless otherwise stated, is prepared in accordance with IFRS and consistently applied, and for the annual statements includes the auditors' report;

(b)          discloses all the liabilities (contingent or otherwise) and all the unrealized or anticipated losses of the companies concerned, in accordance with IFRS; and

(c)          is certified by an Authorized Signatory as giving a true and fair view of its financial condition as at the end of the period to which those financial statements relate and of the results of its operations during such period.

Compliance Certificate:

(a)          The Borrower must supply to the Agent a Compliance Certificate with each of the audited annual financial statements delivered under the Agreement.

(b)          A Compliance Certificate must be signed by the Borrower's treasurer (and/or one or two other Authorized Signatories acceptable to the Agent, as appropriate).

Other Financial Information:

The Borrower shall from time to time on the reasonable request of the Agent furnish the Agent with such information about it and/or its business, management or financial condition as the Agent may reasonably require and which is materially relevant to the performance by the Borrower of any or all of its obligations under the Agreement, save to the extent such disclosure is not permitted by law.

“Know Your Customer” Checks:

In the event that a Finance Party is obliged to comply with "know your customer" or similar identification procedures the Borrower shall, in circumstances where the necessary information is not already publicly available, promptly upon the request of any Finance Party supply such documentation and other evidence as is reasonably requested.

Information – Miscellaneous:

(a)          BTCM shall, to the extent that it is not prevented from doing so by any applicable legal restrictions (including any judicial or administrative order, regulation or rule), supply to the Agent, promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it, and which might, if adversely determined, have a material adverse effect.

(b)          The Borrower shall promptly inform the Agent of the occurrence of any Default (and the steps, if any, being taken to remedy it).  The Borrower shall promptly inform the Agent when any such Default has been remedied, if applicable.  Upon receipt of a written request to that effect from the Agent, the Borrower shall confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Default has occurred.

(c)          The Borrower must promptly submit to any Finance Party on demand such information and documents as such Finance Party may reasonably request in order to comply with its obligations to prevent money laundering and to conduct on-going monitoring of the business relationship with the Borrower as it relates to the prevention of money laundering.

Notification of Default:	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
Brazilian GAAP:

As elected from time to time by the Borrower, the accounting principles prescribed by Brazilian Corporate Law, the rules and regulations issued by applicable regulators, including the Brazilian Securities

Exchange Commission (Comissão de Valores Mobiliários), as well as the technical releases issued by the Brazilian Institute of Accountants (Instituto Brasileiro de Contadores), in accordance with IFRS as issued by the International Accounting Standards Board, in each case, as in effect from time to time.

Part 3
General Undertakings & Covenants

Capitalized terms used below and not otherwise defined herein shall have the meanings ascribed to them in the current recommended form of single currency unsecured syndicated facility agreement for use in Export Finance of the LMA.

The following undertakings will be included in the Agreement in respect of the Borrower:

1.1          Authorizations

The Borrower shall obtain, comply with the terms of and, to the extent permitted by law, do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of its country of incorporation to enable it lawfully to enter into and perform its obligations under the Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in such country of the Agreement.

1.2          Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Agreement.

1.4          Negative pledge

In this Clause, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)          The Borrower shall not create or permit to subsist any Security over any of its assets.

(b)          The Borrower shall not:

(i)           sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or reacquired by it;

(ii)          sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)        enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or

(iv)        enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset.

(c)          Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)           any Security or Quasi-Security existing as of the date of the Agreement;

(ii)          any Security or Quasi-Security arising in accordance with this Agreement;

(iii)        any Security or Quasi-Security securing any credit investment fund (Fundo de Investimento em Direitos Creditórios);

(iv)        any Security for taxes not yet delinquent or due which are being contested in good faith by appropriate actions or tax, civil or administrative proceedings, provided that adequate reserves for probable claims with respect thereto are maintained on the books of the Borrower or any member of the Group;

(v)          any Security arising by operation of law and in the ordinary course of business of the Borrower or any member of the Group;

(vi)        any Security securing Indebtedness owing by the Borrower or any member of the Group to (A) any Brazilian governmental institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks) including, without limitation, Banco Nacional de Desenvolvimento Ecônomico e Social - BNDES, FINAME / Financiamento a Fabricante-Comercialização, and the related system or any official government agency or department of Brazil or of any state of region thereof, (B) any multilateral or foreign governmental institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks) including, without limitation, the World Bank, the International Finance Corporation and the Inter-American Development Bank, and (C) any Governmental Authority of jurisdictions where the Borrower conducts business (or any bank or financial institution representing or acting as agent for such Governmental Authority);

(vii)       any Security on any asset of the Borrower or any member of the Group consisting of an operating lease entered into in the ordinary course of business so long as such assets are on-leased in the ordinary course of business of the Borrower or any member of the Group;

(viii)      in connection with any real property acquired, constructed or improved by the Borrower or any member of the Group after the date of the Agreement, any Security on such real property created, incurred or assumed contemporaneously with, or within 12 months after, such acquisition (or in the case of any such real property constructed or improved, after the completion or commencement of commercial operation of such real property, whichever is later) to secure or provide for the payment of any part of purchase price of such real property or the costs of that construction or improvement, including costs such as escalation, interest during construction and financial costs;

(ix)         any netting or set off arrangement entered into by the Borrower or any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(x)          any Security or Quasi-Security on cash or cash equivalents securing Hedging Agreements or other similar transactions;

(xi)         any Security or Quasi-Security over or affecting any asset acquired by the Borrower or any member of the Group (including any asset acquired from a person which merged with or into the Borrower or a member of the Group, or Security or Quasi-Security existing on such asset at the time such person becomes a member of the Group) after the date of the Agreement if:

(A)         the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by the Borrower or member of the Group; and

(B)          the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by the Borrower or member of the Group;

(xii)       any Security or Quasi-Security entered into pursuant to any Finance Document;

(xiii)      any Security securing Indebtedness owing by any member of the Group to any other member of the Group;

(xiv)      any Security incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Security securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(xv)       easements, rights-of-way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its intended purposes;

(xvi)      any Security or Quasi-Security (other than those set out in the foregoing paragraphs) securing indebtedness the principal amount of which does not exceed 6.0 per cent. of the Consolidated Total Assets of the Borrower; or

(xvii)     any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Security referred to in the foregoing clauses, provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement.

1.5          Merger

Other than as provided below, the Borrower will not, in one or a series of related transactions, consolidate or amalgamate with or merge into any Person or convey, lease or transfer all or substantially all of its assets (determined on a consolidated basis for the Borrower and its subsidiaries) to any Person or permit any Person to merge with or into it unless:

(a)          the Borrower is the continuing entity, or the Person formed by such consolidation or into which the Borrower is merged or that acquired or leased such property or assets of the Borrower (the “Successor Company”) will be a company organized and validly existing under the laws of Brazil or any political subdivision thereof, the United States of America or any state thereof or the District of Columbia or any other country member of the Organization for Economic Co-operation and Development (OECD) and shall assume (in the form satisfactory to the Agent) all of the Borrower’s obligations under the Agreement;

(b)          immediately after giving effect to the transaction, no default or event of default has occurred and is continuing;

(c)          the Borrower or the Successor Company, as applicable, has delivered to the Agent an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to such transaction have been satisfied.

Notwithstanding anything to the contrary in the immediately preceding paragraph, so long as no default or event of default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom:

(i)           the Borrower may merge or consolidate with or into, or convey, transfer by means of a spin-off or not, lease or otherwise dispose of assets to, a Parent or a subsidiary of the Borrower in cases when the Borrower is the surviving entity in such transaction and such transaction would not have a material adverse effect on the Borrower and its subsidiaries taken as a whole, it being understood that if the Borrower is not the surviving entity, the Borrower shall be required to comply with the requirements set forth in the immediately preceding paragraph;

(ii)          any subsidiary of the Borrower may merge or consolidate with or into, or convey, transfer by means of a spin-off or not, lease or otherwise dispose of assets to, any Person in cases when such transaction would not have a material adverse effect on the Borrower and its subsidiaries taken as a whole;

(iii)        any subsidiary of the Borrower may merge or consolidate with or into, or convey, transfer by means of a spin-off or not, lease or otherwise dispose of assets to, the Borrower or any other subsidiary of the Borrower; or

(iv)        any consolidation, merger, conveyance, lease, transfer or other transaction authorized or made in accordance with the Reorganization Plan.

Upon the consummation of any transaction effected in accordance with these provisions, if the Borrower is not the continuing Person, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under the Agreement with the same effect as if such Successor Company had been named as the Borrower in the Agreement. Upon such substitution, the Borrower will be released from its obligations under the Agreement.

1.6          Change of business

The Borrower shall not permit a substantial change to be made to the general nature of its business taken as a whole from that carried on at the date of the Agreement (although the Borrower may carry on other businesses reasonably incidental thereto which are common for groups of companies generally engaging in telecommunication and media businesses to become engaged in), except to the extent that such change would not be reasonably likely to have a material adverse effect or with the prior written consent of the Agent.

1.7          Transactions with Affiliates

The Borrower shall not enter into or carry out any transaction with an Affiliate, except for transactions entered into and carried out on an arm's length basis, provided however, that the foregoing shall not apply to transactions which, in their aggregate, would not be reasonably likely to have, a material adverse effect, or to mergers, spin-offs, amalgamations, corporate restructurings or any corporate actions authorized by the Reorganization Plan or in the Agreement.

1.8          Disposals

(a)          The Borrower shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)          Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)           made on arm’s length terms in the ordinary course of trading of the disposing entity;

(ii)          of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)        of assets which are worn out, obsolete or have been replaced;

(iv)        constituting a transaction permitted in accordance with the Agreement;

(v)          a disposal between the Borrower, its Parent or any member of the Group on arm’s length terms;

(vi)        a disposal with the consent of the Lender, which consent shall not be unreasonably withheld or delayed; or

(vii)       authorized in the Agreement.

1.9          Anti-corruption laws

(a)          The Borrower, including its officers, employees and agents, shall directly or indirectly use the proceeds of the Facility for any purpose which would breach applicable anti-corruption laws (including, without limitation, the Brazilian Anticorruption Law (Law No. 12,846/13)).

(b)          The Borrower shall:

(i)           conduct its businesses in compliance with applicable anti-corruption laws (including, without limitation, the Brazilian Anticorruption Law (Law No. 12,846/13)); and not make any offer, payment, promise of payment or payment authorization of any amount or good to a Governmental Authority, or to any person knowing that all or part of such amount would be offered, given or promised by such person to a Governmental Authority for the purposes of: (i) influencing any act or decision of such Governmental Authority or inducing such Governmental Authority to perform or omit any act in violation of his official duty; (ii) inducing such Governmental Authorities to use their influence with the government or any of its agencies to affect or influence any act or decision of such government or agency, or (iii) obtaining or retaining business for anyone; and

(ii)          maintain policies and procedures designed to promote and achieve compliance with such laws.

1.10       Environmental compliance

The Borrower shall:

(a)          comply in all material respects with all Environmental Law applicable to it;

(b)          obtain, maintain and ensure compliance with all relevant Environmental Permits;

(c)          implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a material adverse effect.

1.11       Environmental Claims

The Borrower shall, promptly upon becoming aware of the same, inform the Lender in writing of:

(a)          any Environmental Claim against the Borrower which is current, pending or threatened; and

(b)          any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against the Borrower,

where the claim, if determined against the Borrower, has or is reasonably likely to have a material adverse effect.

1.12       Notarization, legalization and registration

The Borrower shall take all necessary measures for the signatures of the parties signing the Agreement outside Brazil to be notarized by a notary public qualified as such under the laws of the place of signing and for the signature of such notary public to be authenticated by a Brazilian consular officer at the competent Brazilian consulate. Evidence of such notarization by a notary public and authentication by a Brazilian consular office shall be delivered to the Agent, in each case, within sixty (60) days of the date of the Agreement.

1.13       Taxation

(a)          The Borrower shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)           such payment is being contested or is to be contested in good faith and, in such event, may permit those Taxes to remain unpaid during any period, including appeals, when the Borrower is in good faith contesting the same by proper proceedings;

(ii)          adequate reserves or provisions are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender in accordance with the Agreement; and

(iii)        such payment can be lawfully withheld and failure to pay those Taxes is not reasonably likely to have a material adverse effect.

(b)          The Borrower may not change its residence for Tax purposes.

1.14       Government approvals

The Borrower shall:

(a)          from time to time obtain and maintain, and comply with, all Necessary Governmental Approvals as shall now or hereafter be required under applicable Laws if the failure to obtain, maintain or comply with such Necessary Governmental Approval(s) may have a material adverse effect, and

(b)          intervene in and contest any proceeding which seeks or may reasonably be expected, to rescind, terminate, modify or suspend any Necessary Governmental Approval and, if reasonably requested by the Lender, appeal any such rescission, termination, modification or suspension in the manner and to the full extent permitted by applicable Law (provided that the obligations of the Borrower under this Clause shall not in any way limit or impair the rights or remedies of the Lender under any Finance Document directly or indirectly arising as a result of any such rescission, termination, modification or suspension).

1.15       Chief place of business

(a)          The Borrower shall maintain its chief place of business at Rua Humberto de Campos, 425, 8th Floor, Leblon, Rio de Janeiro, RJ 22430-190, Brazil, or Rua do Lavradio, 71, Centro, 2nd floor, Rio de Janeiro, RJ 20230-070, Brazil or Avenida das Nações Unidas, 12.901, 27° floor, Conjunto 2.701, Torre Oeste, Centro Empresarial Nações Unidas, Brooklin Paulista, São Paulo, SP, 04578-910, Brazil, and maintain the office where it keeps its records concerning the Finance Documents at either address.

(b)          The Borrower shall not change its name, unless, in any such case, the Borrower shall have given to the Lender at least 45 days’ prior written notice, and all action requested by the Lender necessary or advisable in the Lender’s opinion to preserve the interests of the Lender under the Finance Documents shall have been taken.

1.16       Registration of schedule of payments

The Borrower shall:

(a)          within thirty (30) Business Days following the execution date of this Agreement register with the ROF with the Central Bank of Brazil the Schedules of Payments, or any other document or equivalent approval that may replace it, which will enable the Borrower and/or the Guarantor, as the case may be, to make remittances from Brazil in order to effect payment of scheduled principal and interest with respect to the Finance Documents to which it is a party and the fees, expenses and commissions referred to in the Finance Documents to which it is a party that will not be paid on the date of the entrance of the funds into Brazil, and

(b)          promptly obtain, if and when necessary, any further special authorization from, or notice to, as the case may be, the Central Bank of Brazil that will enable the Borrower and/or the Guarantor, as the case may be, to make remittances from Brazil to make payments contemplated in the Finance Documents to which it is a party not specifically covered by the ROF and the Scheduled of Payments.

1.17       Notification of default

The Borrower shall promptly inform the Agent of the occurrence of any Event of Default or Default (and the steps, if any, being taken to remedy it).  The Borrower shall promptly inform the Agent when any such Event of Default or Default has been remedied, if applicable.  Upon receipt of a written request to that effect from the Agent, the Borrower shall confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default or Default has occurred.

“Capital Stock” means, with respect to any Person, any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, including each class of Preferred Stock, limited liability interests or partnership interests, but excluding any debt securities convertible into such equity.

“Consolidated Total Assets” means the total amount of the consolidated assets of the Borrower, as set forth as “Total assets” in the consolidated balance sheet of the Borrower, as of the end of the most recently completed fiscal quarter or full-year period for which the Borrower’s published financial statements are available.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person that has preferential rights over any other Capital Stock of such Person with respect to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as a capitalized lease in accordance with Brazilian GAAP and the amount of Indebtedness represented by such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with Brazilian GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Four-Quarter Period” means, as of any date of determination, the four most recent full fiscal quarters ending prior to the date of such determination for which financial statements are available.

“Hedging Obligations” of any Person means the obligations of such Person under any agreement relating to any swap, option, forward sale, forward purchase, index transaction, cap transaction, floor transaction, collar transaction or any other similar transaction, in each case, for purposes of hedging or capping against inflation, interest rates, currency or commodities price fluctuations.

“Indebtedness” means, with respect to any Person, without duplication:

(a)                                 whether being principal and/or interest of any present or future indebtedness of such Person:

(i)               in respect of borrowed money;

(ii)             evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii)           representing the balanced deferred and unpaid of the purchase price of property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) liabilities accrued in the ordinary course of business which purchase price is due more than twelve (12) months after the date of placing the property in service or taking delivery and title thereto; or

(iv)           representing net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS;

(b)             to the extent not otherwise included, any obligation by +such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c)              to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

if and to the extent any of  the preceding items (other than letters of  credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS.

Notwithstanding the foregoing, in connection with the purchase by the Borrower , the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

For the avoidance of doubt, “Indebtedness” shall not include any obligations to any Person with respect to “Programa de Recuperação Fiscal—REFIS,” “Programa Especial de Parcelamento de Impostos—REFIS Estadual” and “Programa de Parcelamento Especial—PAES”, any other tax payment agreement entered into with any Brazilian governmental entity, nor any other payment obligations to regulatory agencies and/or any other payment agreement that is due to any creditor who, prior to the Reorganization Plan Confirmation, was not considered as Indebtedness in the calculation of Indebtedness of the Borrower.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including, with respect to any principal amount which is then due and payable pursuant to any mandatory redemption provision, the date specified for the payment thereof (but excluding any provision providing for obligations to repay, redeem or repurchase any such Indebtedness upon the happening of any contingency unless such contingency has occurred).

Part 4
Events of Default

Capitalized terms used below and not otherwise defined herein shall have the meanings ascribed to them in the current recommended form of single currency unsecured syndicated facility agreement for use in Export Finance of the LMA.

1.1          Failure to pay

The Borrower fails to pay any sum due by it under the Agreement on the due date unless (i) such failure to pay is caused by administrative and technical error and (ii) payment is made five (5) business days of its due date.

1.2          Misrepresentation

Any representation or statement made by the Borrower in the Agreement or in any notice or other document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect or misleading in any material respect when made or deemed made.

1.3          Specific covenants

(a)          Any representation or statement made by the Borrower in the Agreement or in any notice or other document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect or misleading in any material respect when made or deemed made.

(b)          The Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by it in accordance with the Agreement and such failure, if capable of remedy, is not remedied within ten (10) business days after the earlier of the date on which the Agent gives notice thereof to the Borrower and the date on which the Borrower becomes aware of such failure.

1.4          Cross default

(a)          Any Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

(b)          Any Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)          Any guarantee, indemnity or other contingent liability (or its equivalent in other currencies) given or owing by the Borrower in respect of any Indebtedness is not honored when due or called and any originally applicable grace period in respect thereof has expired.

(d)          A breach or default (howsoever described) occurs under any other Indebtedness of the Borrower or any Hedging Agreement, and as a result of such breach or default such Indebtedness or the amount under such Hedging Agreement becomes accelerated or repayable prior to its scheduled maturity date.

(e)          No Event of Default will occur under this Clause if the aggregate amount of Indebtedness or commitment for Indebtedness falling within paragraphs (a) to (d) above is less than USD100,000,000 (or its equivalent in any other currency or currencies).

1.5          Insolvency

(a)          The Borrower:

(i)           (i) is unable or admits in writing its inability to pay its debts as they fall due;

(ii)          (ii) suspends making payments on any of its debts; or

(iii)        (iii) by reason of actual or anticipated financial difficulties, commences judicial negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)          The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).

(c)          A moratorium is declared in respect of any Indebtedness of the Borrower.

1.6          Insolvency Proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)          the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(b)          a composition, compromise, assignment or arrangement with any creditor of the Borrower;

(c)          the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(d)          enforcement of any Security over any assets of the Borrower,

or any analogous procedure or step is taken in any jurisdiction with respect to the Borrower.

This Clause shall not apply to any winding up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

1.7          Execution or distress

(a)          Any execution, attachment, seizure before judgment, distress is levied, enforced or sued on or against, or an encumbrance takes possession of, any material part of the consolidated property, assets or revenues of the Borrower or any event occurs which under the laws of any jurisdiction has a similar or analogous effect, and such process is not:

(i)           contested in good faith by the Borrower; and

(ii)          discharged or stayed within one hundred and twenty (120) days thereof.

(b)          For the avoidance of doubt and without limiting the generality of the above, property, assets or revenues having a fair market value of at least USD100,000,000 shall be deemed to be a material part of the consolidated property, assets or revenues of the Borrower.

1.8          Failure to comply with final judgement

A final and non-appealable judgment is entered against the Borrower involving a liability (not yet paid or reimbursed by insurance) of at least USD300,000,000 (or equivalent in other currencies), and such judgment shall not have been discharged within one hundred and twenty (120) days after the final deadline for complying with such judgement, unless the same is fully and adequately bonded or insured or is being contested in good faith by appropriate proceedings properly instituted and diligently conducted and appropriate reserves are provided therefore pursuant to IFRS.

1.9          Repudiation

The Borrower in writing repudiates or seeks to repudiate the Agreement.

1.10       Illegality

At any time it is or becomes unlawful for the Borrower to perform or comply with any or all of its material obligations hereunder or any of the material obligations of the Borrower hereunder are not or cease to be legal, valid and binding.

1.13       Unlawfulness and invalidity

(a)          It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

(b)          Any obligation or obligations of the Borrower under any Finance Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

(c)          Any Finance Document ceases to be in full force and effect.

1.14       Expropriation

The authority or ability of the Borrower to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower or any of its assets.

1.15       Necessary government approvals

The Borrower fails to obtain, renew, maintain or comply with any Necessary Governmental Approval or any such Governmental Approval is revoked, terminated, withdrawn, suspended, modified or withheld or shall cease to be in full force and effect or any proceeding is commenced to revoke, terminate, withdraw, suspend, modify or withhold such Governmental Approval and such proceeding is not terminated within 30 days; unless, in any such case, such failure, revocation, termination, withdrawal, suspension, modification, withholding or failure to be in full force and effect could not reasonably be expected to have a material adverse effect.

1.12       Acceleration and cancellation

Upon the occurrence of an Event of Default or at any time thereafter, the Agent may (and if instructed to do so by the Lender, shall) by written notice to the Borrower:

(a)          declare the advances, or any of them, or any part of an advance and all other amounts accrued or outstanding under the Agreement, to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums, including indemnity payments, then owed by the Borrower hereunder);

(b)          declare the advances, or any of them, or any part of an advance, to be due and payable on demand, whereupon the Agent may by written notice to the Borrower require immediate repayment of the same, together with accrued interest and any other sums then owed by the Borrower hereunder; and/or

(c)          declare that the Available Facility shall be cancelled, whereupon the same shall be cancelled and reduced to zero.